Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Openwave Systems (Argentina) S.R.L.	Argentina

Openwave Systems Pty Ltd	Australia

Openwave Systems Brasil Ltda	Brazil

Openwave Systems (Canada) Limited	Canada

Magic 4 France	France

Musiwave SA	France

Openwave Systems (France) SAS	France

Openwave Systems Holdings (France) SAS	France

Openwave Systems (Deutschland) GmbH	Germany

Musiwave Asia Limited	Hong Kong

Openwave Systems (H.K.) Ltd.	Hong Kong

Openwave Systems Service India Private Limited	India

Openwave Systems (Italia) S.r.l.	Italy

Nihon Openwave Systems K.K.	Japan

Openwave Systems Mexico S. de R.L. de C.V.	Mexico

Openwave Systems B.V.	Netherlands

Openwave Systems (New Zealand) Limited	New Zealand

Openwave Systems (Ireland) Limited	Northern Ireland

Openwave Systems (NI) Limited	Northern Ireland

Openwave Systems (ROI) Limited	Republic of Ireland

Openwave Systems (Singapore) Pte Ltd	Singapore

Openwave Systems (South Africa) (Pty) Limited	South Africa

Openwave Systems Co., Ltd.	South Korea

Openwave Systems (Espana), S.L.	Spain

Openwave Systems (Sweden) AB	Sweden

Openwave Systems (Switzerland) SARL	Switzerland

Openwave Systems Taiwan Limited	Taiwan

Magic4 Limited	United Kingdom

Openwave Systems (Europe) Limited	United Kingdom

Openwave Systems (Holdings) Limited	United Kingdom

Openwave Systems Limited	United Kingdom

Widerweb Limited	United Kingdom

Magic4 US Inc.	United States

Openwave Aries Inc.	United States

Openwave ScriptEase Inc.	United States

Openwave Systems International Holdings Inc.	United States

Openwave Systems International Inc.	United States

Openwave Technologies Inc.	United States

Paragon Software, Inc.	United States

Signalsoft Corporation	United States

Solomio Corporation	United States